EXHIBIT 10.2

DOMINO’S PIZZA SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

The following sets forth the terms and conditions of the Domino’s Pizza, Inc. Senior Executive Annual Incentive Plan for specified executive officers and other senior employees of Domino’s Pizza, Inc. and its Subsidiaries.

1. Purpose

The purpose of this Plan is to advance the interests of the Company and its Subsidiaries by enhancing the ability of the Company and its Subsidiaries to attract and retain management and employees who are in a position to make significant contributions to the success of the Company and its Subsidiaries and to reward such individuals for their contributions.

2. Defined Terms

In this Plan, the following terms have the following meanings:

(a) “Achieved Performance Amount” means, for a fiscal year and with respect to a Target Performance Amount, the actual amount of the same type of a Performance Measure as the Performance Measure based on which such Target Performance Amount has been set for such year. A separate Achieved Performance Amount may be calculated for each Participant and for the Tier I Bonus and Tier II Bonus established with respect to a Participant (such Achieved Performance Amounts to be referred to herein, respectively, as “Tier I Achieved Performance Amount” and “Tier II Achieved Performance Amount”).

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, controls or is controlled by or is under common control with such Person.

(c) “Applicable Law” means all applicable provisions of law, domestic or foreign, (including, without limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all regulations promulgated thereunder) and Stock Exchange Rules.

(d) “Award” means, for a given fiscal year, as to each Participant, an award of cash under this Plan with respect to such year.

(e) “Base Salary” means the “Base Salary” of a Participant as defined in such Participant’s employment agreement, if any, or if not so defined, the Participant’s annual base pay without regard to other compensation or benefits.

(f) “Board” means the board of directors of the Company or any committee thereof designated by the full board of directors of the Company, in each case as constituted from time to time.

(g) “Business Day” means a day on which the NYSE is open for trading.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the compensation committee of the Board, as such committee is from time to time constituted and which, for purposes of meeting certain requirements of Section 162(m) of Code and any regulations promulgated thereunder (including Treas. Regs. Section 1.162-27(e)(3)), may be deemed to be any subcommittee of the Committee to which the Committee has delegated its duties and authority under this Plan consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Code and the regulations promulgated thereunder.

(j) “Company” means Domino’s Pizza, Inc. and its successors.

(k) “Effective Date” means January 1, 2007.

(l) “Incremental Percentage” means, with respect to a Participant, a percentage calculated by dividing such Participant’s Tier I Specified Percentage by 1,000.

(m) “NYSE” means the New York Stock Exchange.

(n) “Participant” means each executive officer and other senior employee of the Company or any of its Subsidiaries selected by the Committee from time to time to participate in this Plan and listed on Schedule A.

(o) “Performance Measure” means an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; net income; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Measure (and Target Performance Amount or Actual Performance Amount with respect thereto) determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. A Performance Measure shall be determined in accordance with Section 4.1.

(p) “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group.

(q) “Plan” means this Domino’s Pizza, Inc. Senior Executive Annual Incentive Plan, as an “employee benefit plan” (within the meaning of the Exchange Act), as amended from time to time.

(r) “Stock Exchange Rules” means the applicable rules of the NYSE, or any other principal stock exchange or market upon which the shares of the Company’s common stock are listed for trading.

(s) “Subsidiary” means any Person of which the Company at the time (i) owns, directly or indirectly, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (ii) controls, directly or indirectly, the board of directors or managers (or equivalent governing body) of such Person.

(t) “Target Performance Amount” means, for a fiscal year, a target amount, established by the Committee (within such time as provided in Section 4.1), with respect to a particular Performance Measure, for such year, the satisfaction of which is a condition for the full enjoyment of an Award. A separate Target Performance Amount may be established for each Participant and for the Tier I Bonus and Tier II Bonus established with respect to a Participant (such Target Performance Amounts to be referred to herein, respectively, as “Tier I Target Performance Amount” and “Tier II Target Performance Amount”).

(u) “Tier I Bonus” means a bonus award granted pursuant to Section 4.2.1.

(v) “Tier II Bonus” means a bonus award granted pursuant to Section 4.2.2.

(w) “Tier I Specified Percentage” means, with respect to a Participant eligible for a Tier I Bonus, a percentage specified in such Participant’s employment agreement as a Tier I Specified Percentage (or, if not so specified, a percentage determined by the Committee, in its sole discretion in accordance with Section 4.1).

(x) “Tier II Specified Percentage” means, with respect to a Participant eligible for a Tier II Bonus, a percentage specified in such Participant’s employment agreement as a Tier II Specified Percentage (or, if not so specified, a percentage determined by the Committee, in its sole discretion in accordance with Section 4.1).

3. Administration and Amendment

3.1. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to: (a) determine the Participants in the Plan for any fiscal year, (b) determine the amount of the Target Performance Amounts for any fiscal year, (c) determine, modify or waive the terms and conditions of each Award; and (d) interpret the Plan and any terms and conditions associated with any Award granted under the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan or any Award granted under the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Code, the Committee will exercise its discretion consistent with qualifying Awards for that exception. Determinations of the Committee made under the Plan shall be conclusive and shall bind all parties.

3.2. Amendment. The Committee may amend, suspend or discontinue the Plan (including, for the avoidance of doubt, Schedule A) at any time or times, subject to Applicable Law and the receipt of any required regulatory approvals and, where required by Applicable Law (whether pursuant to Stock Exchange Rules or in order to cause the Awards payable under this Plan to be fully deductible by the Company and its Subsidiaries pursuant to Section 162(m) of the Code or otherwise), subject to approval by the stockholders of the Company. No such amendment shall adversely affect the rights of any Participant as to any Award previously granted under the Plan without the consent of the Participant who was granted such Award.

4. Establishment of Target and Grant of Awards

4.1. Establishment of Target Performance Amounts. The Committee shall establish Performance Measures and the Target Performance Amounts thereof (in such fashion and with such specificity so that they qualify as “preestablished objective goals” within the meaning of Treas. Regs. Section 1-162-27(e)(2)) and (to the extent not specified in a Participant’s employment agreement) such Participant’s Tier I Specified Percentage, if any, and such Participant’s Tier II Specified Percentage, if any, for any fiscal year not later than 90 days after the commencement of such year (or such earlier time as is required to qualify Awards as performance-based under Code Section 162(m)); provided, however, that the amount so established by the Committee may be adjusted by the Committee after the initial determination of the amount to reflect any significant change of circumstance, including without limitation, the acquisition or disposition of any business by the Company or any of its Subsidiaries.

4.2. Grant of Awards.

4.2.1. Tier I Bonus. Schedule A lists every Participant eligible to receive a Tier I Bonus together with such Participant’s Tier I Specified Percentage. If the Tier I Achieved Performance Amount established with respect to a Participant is greater than 90% of the respective Tier I Target Performance Amount established with respect to such Participant for a given fiscal year, then such Participant shall receive a Tier I Bonus hereunder as follows. Such Participant shall (subject to the immediately following sentence) receive an Incremental Percentage of his or her Base Salary for every one hundredth of one percent (0.01%) (rounded to the nearest hundredth) for which such Tier I Achieved Performance Amount exceeds 90% of such Tier I Target Performance Amount. Notwithstanding anything else herein to the contrary, at any time prior to payment of the Tier I Bonus, the Committee shall have the right to reduce such Tier I Bonus (but not below zero) based on such subjective criteria as the Committee determines in its sole discretion.

By way of example only, if a Participant is entitled to a Tier I Bonus and such Participant’s Tier I Specified Percentage is 100% then: (i) if the Tier I Achieved Performance Amount with respect to such Participant equals 100% of the Tier I Target Performance Amount with respect to such Participant, such Participant will be entitled to a Tier I Bonus hereunder equal to 100% of such Participant’s Base Salary; (ii) if instead the Tier I Achieved Performance Amount with respect to such Participant equals 101% of the Tier I Target Performance Amount with respect to such Participant, such Participant will be entitled to a Tier I Bonus hereunder equal to 110% of such Participant’s Base Salary; (iii) if instead the Tier I Achieved Performance Amount with respect to such Participant equals (or is less than) 90% of the Tier I Target Performance Amount with respect to such Participant, such Participant will not be entitled to a Tier I Bonus hereunder; and (iv) if instead the Tier I Achieved Performance Amount with respect to such Participant, equals 95% of the Tier I Target Performance Amount with respect to such Participant, such Participant will be entitled to a Tier I Bonus hereunder equal to 50% of such Participant’s Base Salary.

4.2.2. Tier II Bonus. Schedule A lists every Participant eligible to receive a Tier II Bonus together with such Participant’s Tier II Specified Percentage. If the Tier II Achieved Performance Amount established with respect to a Participant exceeds the respective Tier II Target Performance Amount established with respect to such Participant for a given fiscal year then such Participant shall (subject to the immediately following sentence) receive a Tier II Bonus in an amount not to exceed the Tier II Specified Percentage of such Participant’s Base Salary (all in accordance with Section 4.1). Notwithstanding anything else herein to the contrary, at any time prior to payment of the Tier II Bonus, the Committee shall have the right to reduce the Tier II Bonus (but not below zero) based on such subjective criteria as the Committee determines in its sole discretion.

4.3. Application of 162(m). This Section 4.3 applies to any Award intended to qualify as performance-based for purposes of Code Section 162(m). In the case of any Award to which this Section 4.3 applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. No Award to which this Section 4.3 applies may be granted if the Committee determines that in order for such Award to qualify as performance-based for purposes of Code Section 162(m), the Plan must be submitted to and approved, or resubmitted to and approved, by the stockholders of the Company in accordance with the requirements of Code Section 162(m), unless such grant is made contingent upon such approval. The maximum per Participant Award under the Plan for any fiscal year shall not exceed $2,500,000.

4.4. No Right to Participate. Nothing in the Plan shall be deemed to create any obligation on the part of the Committee to select any executive officer or senior employee as a Participant, nor confer upon any Participant in the Plan the right to remain a Participant in the Plan on the same terms or conditions, or at all, for any subsequent fiscal year.

5. Payment of Awards

Payment of any Award under the Plan with respect to a fiscal year shall be made on or before March 15 of the fiscal year following the fiscal year with respect to which the Award is made.

6. Operation of the Plan

6.1. Compliance with Applicable Law. As a condition of participating in the Plan, each Participant agrees to comply with all Applicable Laws and agrees to furnish to the Company all information and undertakings as may be required to permit compliance by the Company with Applicable Law.

6.2. Withholding. The Company may withhold from the payment of each Participant’s Award all taxes and other assessments, if any, required by Applicable Law to be withheld.

7. Merger or Combination.

If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliate of any such Person or member of such group); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliate of any such Person or any member of such group), then, unless the Committee provides for the continuation or assumption of some or all unpaid Awards or for the grant of new awards in substitution therefor (which need not be payable in cash) by the surviving entity or acquiror, in each case on such terms and subject to such conditions as the Committee may determine, with respect to any Award that is not so assumed or continued: (i) the then current fiscal year shall be deemed to end on the last day which is the last day of a fiscal quarter occurring on or prior to the effective date of the merger, combination or sale (or if the Committee in its sole discretion determines that it can make a reasonable determination of a Target Performance Amounts through such effective date, the current fiscal year shall be deemed to end on such effective date); (ii) the Target Performance Amounts shall be prorated (to the extent proration would be applicable to such amount) for the number of days in such shortened fiscal year; and (iii) the amount of any so prorated Awards for such shortened fiscal year shall be determined and the Company shall pay, within twelve months following the effective date of such transaction (but in no event later than March 15 of the fiscal year following the fiscal year containing the effective date of such transaction), such prorated Award to each Participant in respect of such shortened fiscal year.

8. Termination of Employment

8.1. Resignation or Termination by the Company. If a Participant ceases to be employed by the Company or any of its Subsidiaries prior to the end of any fiscal year as a result of resignation, dismissal or any other reason, such Participant shall cease to be a Participant in the Plan on the date employment ceases and, subject to Section 8.2, shall not receive any Award under the Plan in respect of such fiscal year.

8.2. Rights upon Termination Pursuant to Agreement. The Company may provide rights to a Participant in respect of such Participant’s Awards upon termination of such Participant’s employment that differ from those set forth in Section 8.1 pursuant to an agreement with such Participant. Except to the extent otherwise addressed in any such agreement, the provisions of this Plan, including Section 8.1, shall control.

9. Rights of Participants

9.1. No Right to Continue as Officer or Employee. Neither the adoption of the Plan nor the selection of any Participant as a Participant shall confer any right to continue as an officer or employee of the Company or any of its Subsidiaries, or affect in any way the right of the Company or any of its Subsidiaries to terminate such Participant’s employment at any time. Neither any period of notice, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

9.2. No Trust or Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant or be construed as requiring the Company or any Subsidiary or Affiliate of the Company to establish a trust or otherwise to set aside assets to fund the payment of Awards hereunder. A Participant’s right to receive payment from the Company in respect of any Award shall be no greater than the right of any unsecured general creditor of the Company.

9.3. No Assignment by Participants. The interest of any Participant under the Plan or in any Award shall not be transferable or alienable by such Participant either by pledge, assignment or in any other manner, except that in the event of a Participant’s death following the completion of a fiscal year but prior to the payment of an Award with respect to such fiscal year it shall inure to the benefit of and be binding upon the Participant’s estate (or beneficiary if one has been designated to the Company in writing prior to such death).

10. Miscellaneous

10.1. Severability. Any term or provision of this Plan that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under Applicable Law, be invalid or unenforceable in any respect, it is the intent of the Company that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Law.

10.2. Governing Law. This Plan and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11. Effective Date of Plan and Term of Plan

11.1. Effective Date. The Plan shall take effect on the Effective Date, subject to its prior approval by the Company’s shareholders.

11.2. Term. No Awards shall be made under the Plan in respect of any fiscal year commencing after the tenth anniversary of the Effective Date.

Schedule A

Participants in the Plan

Participant Name	Tier I Eligible	Tier I Specified Percentage	Tier II Eligible	Tier II Specified Percentage
David A. Brandon	Yes	200%	No	N/A
L. David Mounts	Yes	100%	Yes	25%
J. Patrick Doyle	Yes	100%	Yes	25%
Michael D. Soignet	Yes	100%	Yes	25%
Ken C. Calwell	Yes	100%	Yes	25%